Exhibit 99.1

QHSLab Announces Major Research and Development Milestones for 2024: Doubling Assessment Completion and Advancing Digital Medicine Innovation

WEST PALM BEACH, FL, September 17, 2024 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a leader in digital health and point-of-care technologies designed to empower clinicians with proactive, value-based healthcare solutions, today shared exciting updates on its Research & Development (R&D) activities, and patient outcomes for the year to date. The Company continues advancing healthcare technology by integrating AI-driven digital tools designed to improve clinical decision-making and patient care.

Year-to-date as of September 2024, QHSLab’s platform has processed approximately 50,000 assessments, more than doubling the number of assessments completed during the same period last year. This represents a meteoric rise in assessment completions with the Company quickly bringing the total number of completed assessments to the 100K milestone, supporting routine clinical use and ongoing research into allergy, depression, anxiety, and chronic pain.

“Our robust real-world data collection and innovative technologies have enabled us to drive meaningful improvements in patient outcomes, addressing both physical and mental health at the point of care,” said Marcos Sanchez-Gonzalez, MD, PhD, VP of Medical & Scientific Affairs at QHSLab. “The significant progress we’ve made in understanding the link between allergic rhinitis and mental health conditions like anxiety and depression demonstrates our commitment to advancing holistic care solutions for the patients served by the medical practices we support through their use of our QHSLab platform.”

Research & Development Initiatives

QHSLab’s R&D efforts remain focused on advancing digital medicine technologies that empower healthcare providers and enhance patient engagement. With a commitment to addressing chronic conditions like allergic rhinitis, anxiety, and depression, the Company continues to explore critical connections between mental and physical health.

“In 2024, our R&D program is pushing new boundaries in innovation. We are committed to reducing the non-clinical burden on providers while improving the overall patient experience and outcomes,” said Troy Grogan, President and CEO of QHSLab. “The unprecedented growth in assessment completions this year underscores the value of our platform and its ability to drive impactful, data-driven care.”

Publications, Abstracts, and Ongoing Research

QHSLab is proud to announce that two key abstracts have been accepted for presentation at the American College of Allergy, Asthma, and Immunology (ACAAI) conference in Boston next month. These abstracts showcase the unique capabilities of the QHSLab platform in allergy management and its connection to mental health outcomes:

1.	Longitudinal Study: The impact of help-seeking behaviors on allergic rhinitis and mental health outcomes
2.	Cross-Sectional Study: The association between poor allergy control and increased depression and anxiety symptoms

These studies, which are part of the Company’s enhanced real-world data capture capabilities, highlight significant findings linking allergic rhinitis to mental health outcomes, including improved SNOT-22 and PHQ-GAD16 scores for patients actively seeking care for their allergies and emotional well-being.

Additionally, QHSLab has submitted two abstracts for poster presentations at the 2025 American Psychiatric Association Annual Meeting, which focus on the Company’s latest digital therapeutic interventions for mental health and chronic pain. These abstracts explore the effectiveness of QHSLab’s digital platform in reducing symptoms of anxiety, depression, and chronic pain through integrated care. Preliminary findings suggest that users of the Company’s QHSLab health journeys series report lower levels of depression, anxiety, pain, and allergy scores after using the resources for just a few months. Although the findings are promising, the Company is not jumping to conclusions. The Company has ongoing R&D efforts to understand better the therapeutic potential of using the QHSLab health journeys resources - more to come.

Looking Ahead

QHSLab continues to leverage its vast real-world data and innovative digital platform to expand research on the interconnections between physical and mental health, exploring new avenues for delivering high-quality, patient-centered care. With more assessments being conducted daily and ongoing studies in allergy, anxiety, depression, and chronic pain, QHSLab remains at the forefront of transforming healthcare.

For more information about QHSLab and its digital health solutions, please visit qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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